UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 750-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On December 19, 2006, Redback Networks Inc., a Delaware corporation (the “Company”), Telefonaktiebolaget LM Ericsson (publ), a limited liability company under the Swedish Companies Act (“Parent”), and Maxwell Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which Purchaser will acquire all of the shares of the Company’s common stock for a purchase price of $25.00 per share, net to the holders thereof in cash. The Merger Agreement provides that, upon the terms and subject to satisfaction or waiver of the conditions therein, Purchaser shall commence a cash tender offer for all of the Company’s shares of common stock (the “Offer”), subject to a minimum condition that there has been validly tendered in the Offer and not withdrawn before the expiration of the Offer a number of Shares that, when counted together with the shares of the Company’s common stock beneficially owned by Parent or Purchaser, if any, represents at least a majority of the sum of: (i) the Shares of the Company’s common stock then outstanding; plus (ii) the shares of the Company’s common stock issuable upon the exercise, conversion or exchange of outstanding Company stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire shares of the Company’s common stock that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied; minus (iii) the number of shares of the Company’s common stock issuable upon the exercise of outstanding Company stock options held by Mr. Kevin A. DeNuccio, the Company’s President and Chief Executive Officer, that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied.

Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger including, if required, a vote of the Company’s stockholders, Purchaser will be merged with and into the Company, with the Company surviving the merger as an indirect wholly-owned subsidiary of Parent. Holders of shares of the Company’s common stock not purchased in the Offer will be entitled to receive $25.00 per share in cash in the merger. The Merger Agreement includes other customary closing conditions, including among others, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of other government approvals. Under the terms of the Merger Agreement, the Company agrees not to solicit or support any alternative acquisition proposals, subject to customary exceptions for the Company to respond to and support unsolicited proposals in the exercise of the fiduciary duties of its Board of Directors, and the Company will be obligated to pay a termination fee of $61 million in certain customary circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(b) On December 19, 2006, the Company and U.S. Stock Transfer Corporation, as Rights Agent, entered into the Fifth Amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated June 12, 2001, as amended (the “Rights Agreement”). The effect of the Rights Agreement Amendment is to permit the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined in the Merger Agreement), without triggering the separation or exercise of the Rights (as defined in the Rights Agreement) or any adverse event under the Rights Agreement.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

See disclosure under Item 1.01, paragraph (b) above.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Telefonaktiebolaget LM Ericsson (pbl), Maxwell Acquisition Corporation and Redback Networks Inc., dated as of December 19, 2006.

4.1	Fifth Amendment to the Rights Agreement between Redback Networks Inc. and U.S. Stock Transfer Corporation, dated as of December 19, 2006. (1)

99.1	Press Release issued by Redback Networks Inc. dated December 19, 2006.

(1)	Previously filed as an exhibit to the Registrant’s Form 8-A/A with the Securities and Exchange Commission on December 20, 2006, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: December 20, 2006	By:	/s/ Thomas L. Cronan III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Telefonaktiebolaget LM Ericsson (pbl), Maxwell Acquisition Corporation and Redback Networks Inc., dated as of December 19, 2006.

4.1	Fifth Amendment to the Rights Agreement between Redback Networks Inc. and U.S. Stock Transfer Corporation, dated as of December 19, 2006. (1)

99.1	Press Release issued by Redback Networks Inc. dated December 19, 2006.

(1)	Previously filed as an exhibit to the Registrant’s Form 8-A/A with the Securities and Exchange Commission on December 20, 2006, and incorporated herein by reference.